EXHIBIT 4.8
[Translation]
Long-term (10-Year) Multi-crystalline Wafer Supply Contract
Contract Number: CSIC-LDK2008-6-3
Buyer (hereinafter referred to as CSIC): CSI Cells Co., Ltd
Address: No.199 Lushan Road, Suzhou New District, Jiangsu Province
Legal Representative: Xiaohua Qu
Seller (hereinafter referred to as LDK): Jiangxi LDK Solar Hi-Tech Co., Ltd.
Address: Xinyu Economic Development Zone, Jiangxi Province
Legal Representative: Xiaofeng Peng
In accordance with the Contract Law of the People’s Republic of China and the relevant laws and regulations, and based on the principles of equality, willingness and mutual benefits, the Buyer and the Seller, after full consultation, have reached the following agreement in respect of the supply of multi-crystalline wafer product for use in solar battery (being the subject of this Contract and hereinafter referred to as the “Contract Product”) by LDK to CSIC:
Article 1: Contract Product
1. The “product” referred to herein shall mean the silicon wafer produced, manufactured and sold to CSIC by “LDK” for use in solar battery (Note: Please see Exhibit A for the “product and its specification” referred to herein but any necessary modification can be made to the specification of the product pursuant to the written agreement made by the parties. Please refer to Exhibit C).
2. In the event of any modification to the specification of the product as set forth in Exhibit C, its price will be reduced accordingly.
Article 2: Deposit of this Contract and its Payment
1. The Buyer agrees to pay to Party B a sum of RMB[****]* million as scheduled as “deposit” in accordance with the requirements of the Security Law with regard to “deposit”, of which the amount of RMB[****]* million shall be paid to Party B as the first installment of “deposit” by 31 August 2008, the amount of RMB[****]* million shall be paid to Party B by 31 December 2008, the amount of RMB[****]* million shall be paid to Party B by 31 December 2009, and RMB[****]* million shall be paid to Party B by 31 December 2010.

*	This portion of the Long-term (10-Year) Multi-crystalline Wafer Supply Contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2.

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2. The amount of “deposit” mentioned above in this Contract is specified in Exhibit B, which is calculated on the basis of the number of silicon wafers that need to be purchased by the Buyer, and the price in connection therewith. The “deposit” will be directly offset against any payment for goods payable by the Buyer as mentioned in Exhibit B. Once the requirement with regard to the “deposit” hereunder becomes effective, CSIC shall have no right to demand LDK to refund part or all of the “deposit”, unless any party violates this Contract and leads to any legal consequences relating to the “deposit”.
3. The Seller shall notify the Buyer in advance of the number of goods expected to be delivered and the amount of payment for such goods at least 10 working days prior to each delivery. The Buyer shall make payment in respect thereof within 7 working days of the receipt of a delivery notice from the Seller. The Seller shall deliver goods after the payment of goods is made by the Buyer.
Article 3: Price and Quantity of the Product
1. During the period from 1 July 2009 to 31 December 2018, LDK agrees to sell the product to CSIC in accordance with the terms of this Contract and based on the quantity confirmed annually and quarter balance. Please refer to Exhibit B for the quantity and price of the product. The transaction term shall be EXW (which is in compliance with Incoterms2000).
2. (Price adjustment) LDK will adjust the price of silicon wafers according to the change of exchange rate. Since 2010, the price of silicon wafers of the year in which purchase is made shall be determined on the basis of the price for conversion of US dollar into RMB as published by the Bank of China on 1 January of each calendar year and according to the following formula for adjustment: the price of 156*156 silicon wafer = the original contract price of the year in which a contract is made * exchange rate (ie. RMB/USD)/6.939. (Remark: the contract price shall be the price which includes 17% value-added tax. The term of the price shall be EXW, which means that the Seller shall deliver the product to the Buyer at any location in the place where the Seller operates that is designated by it).
3. (Taking delivery or payment) During the 10-year period from 1 July 2009 to 31 December 2018, CSIC shall in principle purchase from LDK per year such quantity of silicon wafers as specified herein based on the price stated in Exhibit B and the quarter balance. In the event of any change of exchange rate, adjustments shall be made to the transaction price as agreed by the parties in accordance with Article 3 hereof. For the details of the formula for adjustment, please see the formula for adjustment set forth in Article 3(2) hereof.
4. If CSIC fails to purchase the quantity of silicon wafers that shall be purchased for the year to which the purchase relates based on the quarter balance and pursuant to the requirements of this Contract, LDK shall issue an invoice to CSIC based on the price specified herein and get well prepared for the delivery of the product. CSIC shall make payment in respect thereof within 30 days of the receipt of such invoice. If CSIC does not make any payment within 30 days of the receipt of the invoice, it shall pay to LDK a late fine, which will be calculated at a monthly rate of 1% on the overdue payment for the period from the payment due date to the actual payment date (Remark: In the event of any payment that is overdue for less than a month, the amount shall be calculated as follows: the actual number of days for delay in payment multiplied by the late fine payable on a daily basis and assuming that there are 30 days a month. However, the proportion of late fine shall not exceed 4 times the saving interests of banks for the same period as stipulated by the People’s Bank of China). Upon receipt of the payment for the product and the late fine by the Seller, the Buyer may take delivery of the product at any time.

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5. If LDK fails to provide silicon wafers based on the quantity requirement of the year and the quarter balance pursuant to the requirements of this Contract, CSIC will require LDK to be liable for any penalty for breach of contract in connection with the late delivery of its product. The penalty for breach of contract in connection with the late delivery shall be as follows: the sum involved in the late delivery of product for the quarter * 1% * the number of month for the delay in delivery of product (Remark: In the event of any payment that is overdue for less than a month, the amount shall be calculated as follows: the actual number of days for delay in payment multiplied by the late fine payable on a daily basis and assuming that there are 30 days per month. However, the proportion of penalty for breach of contract shall not exceed 4 times the saving interests of banks for the same period as stipulated by the People’s Bank of China). The total amount of penalty shall not exceed twice the actual balance of the deposit paid by the Buyer of that year.
Article 4: Term of this Contract and the Period of Performance
1. This Contract shall become effective once it is signed by the respective representatives of the parties and affixed with the company chops, and upon receipt of the first installment of deposit by LDK from CSIC, and its term shall end after 180 days from the completion (or termination) of this Contract.
2. The performance of this Contract shall commence from 1 July 2009 and end on 31 December 2018. This Contract shall not be terminated before 31 December 2018, save for the circumstances stated in the termination provisions hereof.
Article 5: Suspension or Termination of this Contract
1. If any one or more provisions of this Contract is held by court to be unlawful or invalid, the validity of other provisions of this Contract shall not be affected and such other provisions shall remain legally binding upon the parties.
2. LDK may terminate this Contract unilaterally if one of the following circumstances occurs:
(1) In the event that CSIC refuses to make any payment for the product that is in violation of this Contract or refuses to do so without proper causes, and fails to take active remedial measures within 180 days of the receipt of a written notice from LDK, LDK shall be entitled to terminate this Contract and make an estimate of loss in respect thereof. CSIC shall be liable to LDK for making compensation for any breach of contract pursuant to Article 3(4) hereof.
(2) Other circumstances as required by law or this Contract.
3. CSIC may terminate this Contract unilaterally if one of the following circumstances occurs:

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(1) In the event that LDK fails to deliver the product to CSIC under this Contract, and does not take active remedial measures and relief measures for its breach of contract, and it passively deals with the request of the Buyer after receiving the written notice from CSIC or fails to take fundamental and powerful remedial measures within 180 days of the receipt of the written notice from CSIC, CSIC shall be entitled to terminate this Contract and make an estimate of loss in respect thereof. LDK shall be liable to CSIC for making compensation for any breach of contract pursuant to Article 3(5) hereof.
(2) Other circumstances as required by law or this Contract.
Article 6: Confidentiality
1. The parties hereto agree that any information in relation to their research and development, technology, product development, market plan, production and business strategies obtained during the mutual exchange of information shall be deemed as confidential information. In order to best perform this Contract, any exchange of information hereunder shall be permitted. During the term hereof and within three years after the termination or completion hereof, the parties shall not divulge, disclose and make publicly known to any individual, enterprise or organization the provisions of this Contract or the relevant confidential information exchanged during the execution and performance of this Contract. The parties hereto shall avoid any divulgence of confidential information hereunder as much as possible, as if they treated the confidential information in the same way as their own. However, the confidential information shall exclude the following:
a. any information notified by a party to the other party that has been known by such other party;
b. any public information that has been obtained by a party through proper channels;
c. any information obtained by a party from third parties through normal channels;
d. any information obtained by a party from independent research and development;
e. any information exchanged with written authorization hereunder;
f. any information cited by a party in legal or financial reports. If possible, notification shall be given to the other party in advance.
2. The parties hereto agree to keep the details of this Contract confidential and to jointly formulate the provisions of confidentiality so as to ensure that their respective employees or other third parties that can be relied on during the performance of this Contract observe the obligation of confidentiality. These confidentiality provisions shall also apply to those legal inspection and audit of any agreement provided to legal counsels, tax consultants, investors and banks for such purpose.

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Article 7: Liabilities
1. (Limited damages) In the event that any damage is done to silicon wafer products during the transportation due to improper packaging, or that any product fails to meet the requirements set forth in Exhibit A before damages can be confirmed, LDK shall be liable to make replacement or make up the deficit.
2. (Limited compensation) If CSIC complains about the quality of the product, it shall provide LDK with a reasonable and necessary analysis and give some time for it to deal with the complaint. Any measure that can be taken by CSIC unilaterally in respect of the product of LDK are limited. LDK can take the following actions only when it and a third party recognized by both parties confirm the quality defects in the product: (1) adjusting the price or replacing those silicon wafer products that do not meet the requirements or have quality defects; (2) making compensation for any economic loss suffered by the Buyer due to the quality defects of silicon wafers. The amount of compensation shall generally be restricted to the value of the product purchased by CSIC. The Buyer shall make complaints about the quality of product to the Seller within 15 days of the receipt of the product. The Buyer shall give the Seller reasonable time to prepare a reply after receiving the written complaint report. If no complaint is received by the deadline, the Buyer shall be deemed not to have any objection to the quality of silicon wafers (except for the objection for the quality of battery performance).
3 (Limited liabilities) Save for the delay in delivery of product as set forth in Article 5(3) hereof due to the failure on the part of the Seller to produce and manufacture silicon wafers in such quantity as required in this Contract as scheduled, LDK shall not be liable for any economic loss in connection with the delay in delivery caused by other circumstances that are beyond its control.
4. Any compensation resulting from the faults of LDK or its negligence, including the compensation for the external damage of the “limited damages” stated this Article 5(1) or death or injury of personnel or other civil torts, shall generally be limited to the balance of the deposit paid by the Buyer in the year to which deposit relates (For the details of data, please see Exhibit B).
5. (Exclusion of liabilities) It is believed that any failure to perform or partially perform the obligations hereunder at the time of or after any force majeure event can be excluded from liabilities. However, a party who has breached this Contract prior to any force majeure event cannot be excluded from liabilities.
Article 8: Intellectual Property
1. If CSIC is sued or any claim is made against it in connection with the infringement of the intellectual property right of a third party by LDK due to its manufacturing method or production process or product itself, LDK shall be liable for any economic loss suffered by CSIC as well as any cost incurred by such legal action. CSIC shall notify LDK in writing of the legal action in a timely manner and shall make the best effort to assist or cooperate with LDK so as to put such action under control.

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2. If CSIC infringes the intellectual property right of a third party due to the use of LDK product in its production process, LDK shall not be liable for any cost incurred thereby.
Article 9: Force Majeure
1. No parties hereto shall be liable for any delay in the performance of this Contract due to any force majeure that is beyond their control (specifically including the natural disasters such as earthquake, mud-rock flow, typhoon and flooding; faults of the other party; government acts due to the change of laws and regulations; human battles; fire; terrorist attacks and air accidents). The parties hereto shall understand the delay in the performance of this Contract by the other party due to force majeure events. The parties hereto shall be under an obligation to work together to negotiate subsequent remedial measures and other proposals upon the occurrence of force majeure events so as to mitigate any negative effects from the force majeure.
2. The party so affected by the force majeure event shall notify the other party immediately by telex or fax, and shall provide the other party with the documentations issued by the relevant government authorities or the competent authorities required by laws by registered mail to prove the objectivity of the force majeure event. Once the force majeure event lasts for over two months, the parties hereto shall have the right to terminate this Contract and no party hereto shall be legally liable to the other party. However, the Seller shall immediately refund any payment for goods, deposit or other payments that have been paid by the Buyer; or the Buyer shall be under an obligation to make any payment for goods that is payable to the Seller in a timely manner.
Article 10: Dispute Resolution
Any dispute arising from this Contract shall be first resolved through friendly consultation. If no agreement can be reached through consultation, the parties hereto unanimously agree that such dispute shall be referred to the China International Economic and Trade Arbitration Commission (“CIETAC”) (the place of arbitration: Shanghai, China) for arbitration in accordance with the CIETAC’s arbitration rules then in force at the time of applying for arbitration. The arbitral award shall be final and legally binding upon the parties. Any arbitration fee of the arbitration body and any reasonable cost incurred by the winning party for its engagement of lawyer shall be borne by the party who loses in such arbitration.
Article 11: Effectiveness of this Contract and Miscellaneous
1. In full consideration of the interest of the parties and based on the principles and purposes of mutual benefits, the parties hereto jointly draft this Contract through mutual consultation, and there is no such act that a party causes harm to the interest of the other party.

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2. Unless with the written consent of the parties, no party shall transfer its rights and obligations hereunder to any third party. If CSIC is required to transfer its rights and obligations hereunder to Canadian Solar Co., Ltd and its direct associated companies (Remark: CSI Solar Power Inc. and CSI Central Solar Power Co., Ltd., hereinafter referred to as “CSIC Associated Companies”), it shall notify LDK in writing of such transfer at least 10 working days prior to the transfer and can transfer to CSIC Associated Companies its rights and obligations hereunder. Following the transfer of its rights and obligations hereunder, the party who accepts the transfer shall continue to perform CSIC’s obligations pursuant to the requirements of this Contract.
3. (Guarantee given by a third party) Any party may request the other party to provide a third party’s guarantee in respect of its own ability to perform this Contract. If a third party provides a guarantee, it shall, together with the party guaranteed, be jointly liable for this Contract to the “other party with whom the guaranteed party enters this Contract”.
4. The parties hereto fully understand the provisions of this Contract. This Contract shall also supersede any informal consensus previously reached by the parties hereto. No amendment shall become effective unless it is authorized and signed by the parties hereto.

Buyer: CSI Cells Co., Ltd.	Seller: Jiangxi LDK Solar Hi-Tech Co., Ltd.

(Chop) (With common seal of CSI Cells Co., Ltd.)	(Chop) (With common seal of Jiangxi LDK Solar Hi-Tech Co., Ltd.)

Legal representative or authorized representative:	Legal representative or authorized representative:
/s/ CSI Cells Co., Ltd. (Signature)	/s/ Jiangxi LDK Solar Hi-Tech Co., Ltd. (Signature)

Date: 27 June 2008	Date: 27 June 2008

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Exhibit A: Standards for the Quality of Silicon Wafers
Name of the Product: Multi-crystalline wafers using orientation growth method; specification: 156mm * 156mm * 180um
1. Properties of Electricity
Electric conductive type: Type P, doping.
Electrical resistivity: 0.5ohm.cm – 3ohm.cm.
Life time: greater than or equal to 2 microseconds.
2. Physical Properties
Crystal structure: multi-crystals
Defects of crystal: no visual substance inside; the area of micro-crystals does not exceed 1/8 of that of a single wafer; no stain.
Shape of silicon wafer: square
Length of edge: 156mm ± 0.5mm
Chamfer: 0.5mm – 2mm, 45 degree ± 10 degree
Thickness: 180um ± 20um, of which: silicon wafers that are <170um do not exceed 20%.
TTV: <50um
Saw mark: <20um
Bending degree: <50um
3. Geometrical Defects
Broken corner: less than 2 defects, which are <1mm (length) * 5mm (depth), are found in each silicon wafer;
Crack: no V-shape crack;
No wafer with cleft, no wafer with pin holes;
The number of defective wafers shall not be more than 2 in every 100 silicon wafers.
4. Packaging:
External packaging: paper carton; internal packaging: bubble box
Identification: date of production, ingot number, specifications, electrical resistivity, quantity, life time, etc.

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5. Inspection Level: AQL2.5

Buyer: CSI Cells Co., Ltd.	Seller: Jiangxi LDK Solar Hi-Tech Co., Ltd.

(Chop) (With common seal of CSI Cells Co., Ltd.)	(Chop) (With common seal of Jiangxi LDK Solar Hi-Tech Co., Ltd.)

Legal representative or authorized representative:	Legal representative or authorized representative:
/s/ CSI Cells Co., Ltd. (Signature)	/s/ Jiangxi LDK Solar Hi-Tech Co., Ltd. (Signature)

Date: 27 June 2008	Date: 27 June 2008

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Exhibit B

	Ten Thousand Pieces	Actual Payment of	MW	Total Price (Ten	Unit Price for	Total Contract Sum	Balance of the
		Unit Price		Thousand Yuan)	Invoice	(Ten Thousand Yuan)	Deposit at the End
of the Period (Ten
Thousand Yuan)
2009-7/12	[****]*	¥[****]*	[****]*	[****]*	¥[****]*	¥[****]*	¥[****]*
2010	[****]*	¥[****]*	[****]*	[****]*	¥[****]*	¥[****]*	¥[****]*
2011	[****]*	¥[****]*	[****]*	[****]*	¥[****]*	¥[****]*	¥[****]*
2012	[****]*	¥[****]*	[****]*	[****]*	¥[****]*	¥[****]*	¥[****]*
2013	[****]*	¥[****]*	[****]*	[****]*	¥[****]*	¥[****]*	¥[****]*
2014	[****]*	¥[****]*	[****]*	[****]*	¥[****]*	¥[****]*	¥[****]*
2015	[****]*	¥[****]*	[****]*	[****]*	¥[****]*	¥[****]*	¥[****]*
2016	[****]*	¥[****]*	[****]*	[****]*	¥[****]*	¥[****]*	¥[****]*
2017	[****]*	¥[****]*	[****]*	[****]*	¥[****]*	¥[****]*	¥[****]*
2018	[****]*	¥[****]*	[****]*	[****]*	¥[****]*	¥[****]*	¥[****]*
Total:	[****]*		[****]*	[****]*		¥[****]*
Exhibit C
Adjustment to the Thickness of Silicon Wafers
At the current stage, the thickness of silicon wafers is 180um, which can be changed according to the following terms:
When the thickness of silicon wafers is reduced from 180um to 160um, LDK will increase the quantity of silicon wafers to be supplied to CSIC by 4.5% and their price will be cut by 3%.

Buyer: CSI Cells Co., Ltd.	Seller: Jiangxi LDK Solar Hi-Tech Co., Ltd.

(Chop) (With common seal of CSI Cells Co., Ltd.)	(Chop) (With common seal of Jiangxi LDK Solar Hi-Tech Co., Ltd.)

Legal representative or authorized representative:	Legal representative or authorized representative:
/s/ CSI Cells Co., Ltd. (Signature)	/s/ Jiangxi LDK Solar Hi-Tech Co., Ltd. (Signature)

Date: 27 June 2008	Date: 27 June 2008

*	This portion of the Long-term (10-Year) Multi-crystalline Wafer Supply Contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2.

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